Exhibit 10.18

Plan Document

Introduction

This Plan Agreement Document provides key data for an employee’s 2016 Sales Compensation Plan (SCP). This Document provides the information necessary for the employee to understand his/her earnings opportunity. The employee is encouraged to understand the agreement in its entirety.

Plan Summary

Howard Greenfield (433718)
Region:	WW	Manager:
SailPoint Title:	SVP Worldwide Sales	Salary:	235,000.00 USD
Coverage:	World Wide	Incentive Bonus 1:	265,000.00 USD
Country:	US	Incentive Bonus 2:
Currency:	USD	On Target Earnings:	500,000.00 USD
Note:

Quota

Quota	YEAR-2016
Quota 1 (Local) (USD)	95,500,000.00

Commission Rates

2016 SVP Accelerator Rates	Rate
0% - 100%	0.27748691%
100% - 111%	0.34685864%
111% - 120%	0.55497382%
120% - 127%	0.83246073%
127% - and above	1.38743455%

DEFINITION

“Net License Fees” or “NLF” shall mean fees received by SailPoint pursuant to

•	a license agreement for the SailPoint Products. Amounts included will be software license fees and first year maintenance associated with SailPoint deployed software; and/or

•	a services agreement for SailPoint SaaS offerings or an IIQ/SIQ term license agreement. Amounts will be calculated as described in Addendum A.

All NLF amounts will be net of any partner compensation payments including reseller discounts, partner influence fees and other similar payments.

NLF shall not include any payments received by SailPoint for appliances, hardware, hosting, maintenance renewals, services, support or taxes.

For transactions that include both IdentityIQ, IdentityNow, and/orSecurityIQ elements, those transaction elements will be split based on the required U.S. GAAP revenue recognition rules for the product, support and service elements in the customer contract. From there, further split will be made for any components such as maintenance, Professional Services or Training if those items are included at zero value or below the values defined in the Sales Commission Plan Payout section below (paragraph 2).

SALES COMMISSION PLAN PAYOUT:

1.	An employee will receive Quota credit based on NLF payable to SailPoint. Accelerators apply only to the amount of over-achievement of the stated Quota. Once the total NLF exceed 100% of Quota then the applicable commission accelerator rate(s) will be applied to achievement greater than 100% of Quota based on which accelerator tier(s) are achieved.

2.	If professional services, training services, support services, hosting services, appliances, hardware, or other items are included at no charge or as part of a package, the value of any such items will be deducted from the NLF and the reduced NLF will be used to calculate Quota credit and commissions earned. Any non-standard discounts to professional services, training services, hosting services, appliances, hardware, or other items will be deducted from the NLF and the reduced NLF will be used to calculate commissions. Professional service days will be deducted at the rate of $1,800 per day. All other service types will be deducted per the current list price of such service offering.

3.	Notwithstanding the foregoing, the Employee will receive Quota credit for the first year of support and maintenance when included with the initial license sale. If second year and beyond support and maintenance pricing is below the then stated list price for renewal, Quota credit will be reduced by the delta between list price and contractual price for the support and maintenance renewal.

4.	If discounts are offered in any form, commissions will be paid only on the discounted amount payable to SailPoint. Any discount must be approved per the company’s delegation of authority process. “Side deals” are specifically prohibited.

5.	If a license or SaaS services agreement includes any of the provisions listed below or similar agreement provisions then an Employee will not be given Quota credit or receive a Commission payment on the transaction until after the provisions of such contingency or non-standard term(s) has been contractually satisfied.

a.	Acceptance

b.	Future Product Deliverable(s)

c.	Extended Payment Terms not previously approved by VP Finance

d.	Non-standard warranty terms not previously approved by VP Finance

6.	Any proposed contract that includes a future product deliverable(s) must be reviewed and approved in writing by the SailPoint President. Contingency for future product is considered satisfied when future product is delivered and accepted by customer.

7.	To receive Quota credit, the employee must be materially involved in the transaction as determined by the SVP of WW Sales.

8.	Commission-sharing arrangements may be necessary when team sales, cross-territory sales, or sales with partner firms are required. In the event that one Employee is assisted by another SailPoint Sales Representative in completing a license or SaaS transaction, the commission may be split between the sales representatives. The sum of the Quota credit among all transaction participants will be limited to 100% of the transaction value. Any such commission-sharing arrangement must be documented and approved by the SVP of WW Sales during the sales process.

9.	Commission payments will be deemed an advance until such time as the full payment amount has been received from the customer.

10.	SailPoint shall pay commissions earned by Employee within 60 days after the end of each month.

Addendum A – SaaS and Term License Transactions

This Addendum applies to 2016 agreements for new (not renewal) transactions that include SaaS offerings (IdentityNow or other SaaS products offered for sale) or for term license transactions of any SailPoint product offering:

1.	Quota credit participation for Field rep and/or SaaS Overlay rep:

a.	For a SaaS transaction, as defined above, the Field rep and the SaaS overlay rep will both receive Quota credit and Commission payment.

b.	For a term license transaction, the Field rep will receive Quota credit and Commission payment.

2.	If fully prepaid, Quota credit and Commission payment will be given on the NLF of a non-cancellable agreement. There will be no net present value adjustment for year(s) 2 or 3.

3.	Not fully prepaid, Quota credit and Commission payment is given on non-cancellable NLF as follows. In all cases payment must be made for the initial year amount. There will be no net present value adjustment for year(s) 2 or 3.

a.	Single year agreement pays at normal PCR times the single year NLF and Commission credit is given for the single year NLF.

b.	Two-year agreement pays at PCR times 1.5 of the first year NLF and quota credit is given for 1.5 times the single year NLF value.

c.	Three-year agreement pays at PCR times 2.0 of the first year NLF and quota credit is given for 2.0 times the single year NLF.

4.	Renewals—PCR Rate

5.	More than three year deals are not expected or desired and must be approved by the SVP WW Sales.

6.	Multi-year transactions where the yearly amounts are different will be treated as total transaction value divided by term to calculate the first year value.

The above addendum is effective as of the date above and can be amended, modified or discontinued at any time by the management of SailPoint Technologies, Inc.

ACKNOWLEDGEMENT

I have received, read and understand my SailPoint 2016 SCP. I understand that SailPoint reserves the right to modify this SCP at anytime during the plan year by providing me with a written notice of any change.

If I become separated from SailPoint, either voluntarily or involuntarily, I shall be paid salary and earned commissions up to my termination date. I expressly agree that I shall have no right to payment of any commission for license or SaaS services agreements completed subsequent to my termination. I agree that any outstanding advances, chargebacks and draws due at the time of my separation will be deducted from my total earned commission and base salary. I agree to this deduction by signing this SCP Acknowledgement. If, after such deductions, any outstanding amounts from advances, chargebacks and/or draws still remain, I shall be personally liable for repayment of such amounts to SailPoint and will repay SailPoint within 30 days of my final day of employment.

Any controversy or claim relating to the SCP that is not resolved after good faith efforts shall be resolved according to the commercial arbitration rules of the American Arbitration Association. Any dispute in the meaning, effect, or validity of this Agreement will be resolved in accordance only with the laws of the (country listed above in the Plan Summary section) without regard to the conflict of laws provisions of the (country listed above in the Plan Summary section). I agree that exclusive venue for litigation involving the enforcement of this Agreement or any rights, duties or obligations under this Agreement, whether brought by me or SailPoint, shall be in Texas state court in Travis County, Texas, or in a United States District Court located in Travis County, Texas, and I expressly consent to the jurisdiction of such courts.

While SailPoint’s intent is to pay employees covered by this plan according to its provisions, this plan does not constitute a promise by SailPoint to make any distributions under it. Commission amounts will be based upon the SCP in effect at the time Quota credit is considered earned. SailPoint reserves the right to adjust the plan terms or to cancel or otherwise modify the plan at any time during the plan year, or up until actual payment has been made under the plan. No employee becomes entitled to any commission payment in advance of his or her receipt of the payment.

This Agreement is not a contract for employment and not a promise of employment for any period of time. Either party to this Agreement may terminate the Agreement for any reason with two weeks notice, delivered in writing.

ACCEPTED AND AGREED TO:

I HAVE READ THIS AGREEMENT CAREFULLY, AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS THAT IT IMPOSES UPON ME WITHOUT RESERVATION BY ACCEPTING THIS AGREEMENT IN THE XACTLY SOFTWARE SYSTEM.

WHEN YOU CLICK THE “Accept” BUTTON, YOU AGREE TO THE TERMS AND CONDITIONS CONTAINED IN THIS DOCUMENT AND ANY MATERIALS THAT ARE INCORPORATED BY REFERENCE IN THIS DOCUMENT.

WorkFlow Status Information

Steve Caldwell Accepted on 06/24/2016 04:18:39 PM CDT
Howard Greenfield Accepted on 07/05/2016 09:46 AM CDT

Howard Greenfield